UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2010

EQUINIX, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31293	77-0487526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

301 Velocity Way, 5th Floor
Foster City, California 94404
(650) 513-7000
(Addresses of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

The information in Item 2.02 of this Current Report is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.  The information in Item 2.02 of this Current Report shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

On April 21, 2010, Equinix, Inc. (“Equinix”) issued a press release announcing its financial results for the quarter ended March 31, 2010.  A copy of the press release is attached as Exhibit 99.1.  Equinix released certain non-GAAP information in the press release and attached to the press release is a reconciliation to the non-GAAP information.

On April 21, 2010, in connection with the issuance of the press release, Equinix will hold a conference call to discuss the press release.

Item 8.01. Other Events

As previously disclosed, on March 20, 2010, Equinix, Switch & Data Facilities Company, Inc. (“Switch and Data”), and Sundance Acquisition Corporation amended the Merger Agreement among them dated October 21, 2009 (the "Merger Agreement") to extend the date on which either Equinix or Switch and Data may terminate the Merger Agreement from March 21, 2010 to April 21, 2010.  On April 20, 2010, Equinix waived compliance with the condition set forth in Section 9.02(e) of the Merger Agreement as it relates to consents regarding assignment and change in control provisions in certain of Switch and Data's leases.  As a result, at this time, all conditions to the Merger have been satisfied other than the expiration or termination of the waiting period imposed by the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended and conditions that by their nature can be satisfied only at the time of closing.  Completion of the Merger remains subject to the satisfaction or waiver of these conditions and the other closing conditions specified in the Merger Agreement as of the closing date.  Subject to satisfaction of these conditions, it is expected that Switch and Data will announce the expected closing date of the Merger by issuing a press release and filing that press release on Form 8-K with the Securities and Exchange Commission no later than five business days before the expected closing date.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

99.1	Press Release of Equinix, Inc. dated April 21, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUINIX, INC.

Date:	April 21, 2010	By:	/s/ KEITH D. TAYLOR
Keith D. Taylor
Chief Financial Officer